UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, PA 19355

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, APRIL 30, 2020

The following Notice of Change of Location of Annual Meeting of Shareholders relates to the proxy statement (the “Proxy Statement”), dated March 24, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of the Shareholders (the “Annual Meeting”) to be held on Thursday, April 30, 2020. This supplement is being filed with the Securities and Exchange Commission and is being made available to the shareholders on or about April 20, 2020.

THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

USA Technologies, Inc.

NOTICE OF CHANGE OF LOCATION OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2020

To the Shareholders of USA Technologies, Inc.:

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of meeting participants, the location of the Annual Meeting of Shareholders of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), has been changed. As previously announced, the Annual Meeting will be held on Thursday, April 30, 2020, at 9:30 a.m., Eastern Time. In light of the public health concerns regarding the coronavirus outbreak, the Annual Meeting will be held in a virtual format only. Shareholders will not be able to attend the Annual Meeting physically.

We have attached the press release of the Company dated April 13, 2020 which announced that the Annual Meeting would be held in a virtual format only. As detailed in the press release, shareholders of record as of the close of business on April 17, 2020, and their duly appointed proxies, can attend the Annual Meeting virtually by registering in advance. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

By Order of the Board of Directors,

/s/ Donald W. Layden, Jr.

Donald W. Layden, Jr.
President and Chief Executive Officer

Dated: April 20, 2020

USA Technologies to Hold Virtual-Only 2020 Annual Meeting of Shareholders

MALVERN, Pa. – April 13, 2020 – USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced that due to the public health impact of the coronavirus outbreak (COVID-19), and to support the health and safety of the Company’s employees, directors and shareholders, its 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will be conducted in a virtual-only format.

As previously announced, the meeting will be held at 9:30 a.m., Eastern Time, on April 30, 2020. Shareholders of record as of the close of business on April 17, 2020, and their duly appointed proxies, can attend the Annual Meeting virtually. In order to attend the Annual Meeting, shareholders and their duly appointed proxies must register in advance. To register, please e-mail USAT@okapipartners.com or call (877) 566-1922 no later than 5:00 p.m., Eastern Time, on April 27, 2020. Following registration, attendees will receive further instructions as to how to access the meeting, vote and submit questions.

About USA Technologies, Inc.

USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. With approximately 1.2 million connections, USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

Contacts

Investors:
Monica Gould
The Blueshirt Group
Tel: +1 212-871-3927
monica@blueshirtgroup.com

Lindsay Savarese
The Blueshirt Group
Tel: +1 212-331-8417
lindsay@blueshirtgroup.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449

Source: USA Technologies, Inc.